Exhibit 23

Consent of Independent Registered Public Accounting Firm

     We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-10679) of Olympic Steel, Inc. of our report dated March 10, 2005, relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, of Olympic Steel, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2004.

PricewaterhouseCoopers LLP
Cleveland, Ohio
March 14, 2005